UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

June 2, 2015

ALIGN TECHNOLOGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	0-32259	94-3267295
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2560 Orchard Parkway
San Jose, California 95131
(Address of principal executive offices, including zip code)

(408) 470-1000
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Joseph P. Hogan to the Board of Directors

On June 2, 2015, the Board of Directors (the “Board”) of Align Technology, Inc. (“Align” or the “Company”) appointed Joseph P. Hogan to the Board. In connection with this election, the Board increased the size of the Board from eight to nine directors.

Mr. Hogan’s prospective election to the Board was previously disclosed in Align’s Current Report on Form 8-K, filed with the Securities and Exchange Commission (the “Commission”) on March 26, 2015, and the appointment was made pursuant to the Amended and Restated Chief Executive Officer Employment Agreement between Align and Joseph M. Hogan, dated April 16, 2015 (the “Hogan Employment Agreement”).

The Hogan Employment Agreement was filed with the Commission as Exhibit 10.30 to the Align’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the Commission on May 1, 2015, and is incorporated by reference herein.

Transition Agreement with Thomas M. Prescott

On June 5, 2015, the Company entered into a Transition Agreement (the “Transition Agreement”) with Thomas M. Prescott. The Transition Agreement provides that Mr. Prescott (i) will retire as Align’s President and Chief Executive Officer effective June 1, 2015 (the “Transition Date”) and (ii) will continue to serve as a member of Align’s Board.

Pursuant to the Transition Agreement, Mr. Prescott agrees to a mutual release of claims and to a mutual non-disparagement in consideration for the following benefits: (i) seven months’ salary continuation through December 31, 2015 in accordance with normal payroll practices for an aggregate amount of $393,750; (ii) eligibility to receive a prorated annual bonus (5/12th) for 2015 as determined by the Board and based upon the recommendation of the Board’s Compensation Committee in accordance with Align’s standard practices; and (iii) a one-time bonus of $25,000 intended to assist with post-termination medical care costs (in lieu of any reimbursement of COBRA premiums).

Mr. Prescott will continue to serve as a member of the Align Board as a non-employee director through the 2016 Annual Meeting of stockholders. For service as a member of the Board following the 2016 Annual Meeting, Mr. Prescott shall, subject to the Company’s by-laws, certificate of incorporation and Corporate Governance Guidelines, hold office as a director until the expiration of the term for which he is elected and until his successor is elected and qualified or until his earlier resignation or removal. Pursuant to the Transition Agreement, Mr. Prescott has agreed to resign from the Board upon the Board’s determination that he will not be placed on the Board’s proposed slate of director nominees for Company stockholder approval, such resignation to take effect immediately prior to such stockholder vote. Mr. Prescott has agreed to forego any equity awards for service as a member of the Board through the 2016 Annual Meeting. He will be eligible to receive equity award grants provided to Board members in accordance with Align’s practice for service following his re-election at the 2016 Annual Meeting. As a non-employee member of the Board, he will be eligible to receive Board retainer and, if applicable, Committee retainer fees and compensation (pro-rated (7/12th) for 2015). As a Board member, Mr. Prescott’s existing equity awards will continue to vest by their terms as long as he remains a member of the Board.

The foregoing is only a summary of certain terms of the Transition Agreement, and is qualified in its entirety by the text of the full Transition Agreement, which will be filed with the Company’s next quarterly report on Form 10-Q for the quarter ending June 30, 2015.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:	June 5, 2015	ALIGN TECHNOLOGY, INC.

By: /s/ Roger E. George
Roger E. George
Vice President, Legal and Corporate Affairs and General Counsel